SCHEDULE 14C INFORMATION

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Calvert Impact Fund, Inc.

Calvert Global Alternative Energy Fund

Calvert Global Water Fund

(Name of Registrant as Specified in Its Charter)

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CALVERT GLOBAL ALTERNATIVE ENERGY FUND
and CALVERT GLOBAL WATER FUND,
each a series of CALVERT IMPACT FUND, INC.

4550 Montgomery Avenue, Suite 1000N
Bethesda, Maryland 20814

INFORMATION STATEMENT
REGARDING A CHANGE OF CONTROL OF THE FUNDS’ SUBADVISOR

December 8, 2010

Important Notice Regarding the Availability of this Information Statement:
This Information Statement is available online at www.calvert.com

This Information Statement is being supplied to all shareholders of the Calvert Global Alternative Energy Fund and the Calvert Global Water Fund (each a “Fund” and together, the “Funds”), each a series of Calvert Impact Fund, Inc. Pursuant to an exemptive order granted by the U.S. Securities and Exchange Commission on December 17, 1996, Calvert Impact Fund, Inc. (“CIF”) and the Funds’ investment advisor, Calvert Asset Management Company, Inc. (the “Advisor” or “CAMCO”), may enter into and materially amend the investment subadvisory agreement without shareholder approval.

The rationale for this grant of authority is that the Advisor’s constant supervision of a subadvisor permits the proportion of shareholders’ assets subject to particular subadvisor styles to be reallocated, a new subadvisor introduced or (as is the case here) a subadvisory contract continued following a change in control, in response to changing circumstances. In essence, the exemptive order permits the Advisor to select the subadvisor best suited to achieve the respective Fund’s investment objective. The reason you are receiving this Information Statement is because control of the Funds’ subadvisor has changed. The Fund’s respective portfolio managers and fees have not changed as a result of the change in the subadvisor’s parent company. Moreover, neither the investment objectives nor investment policies have changed.

Obtaining shareholder approval of a change of control of a subadvisor and a new investment subadvisory agreement imposes costs on a Fund without advancing shareholder interests. Shareholders’ interests are adequately protected by their voting rights with respect to the investment advisory agreement and the responsibilities assumed by the Advisor and the Board of Directors of CIF. Further, it has become increasingly difficult to obtain shareholder quorums for shareholder meetings. Accordingly, pursuant to the exemptive order, as discussed above, as well as in the Prospectuses and Statement of Additional Information for the Funds, both dated January 31, 2010, and following the change of control of the Funds’ subadvisor, CIF is providing information about such change of control.

This Information Statement is for your information only. You do not need to do anything in response to this Information Statement. We are not asking you for a proxy and you are requested not to send us a proxy.

This Information Statement is expected to be mailed to shareholders of record on or about December 15, 2010.

Each Fund’s shareholders of record at the close of business on October 31, 2010 (“record date”) are entitled to receive this Information Statement. As of this date, as shown on the books of each Fund, there were issued and outstanding the following shares:

Calvert Global Alternative Energy Fund

Class of Shares	# of Shares Outstanding
Class A	17,455,625
Class C	4,075,740
Class I	1,462,433

Calvert Global Water Fund

Class of Shares	# of Shares Outstanding
Class A	2,357,931
Class C	224,341
Class Y	22,834

As of this same date, the Board and officers of the Funds beneficially owned less than 1% of the outstanding shares of the Funds, respectively. As of October 31, 2010, the following shareholders owned of record or beneficially 5% or more of the outstanding voting securities of the Funds as shown:

Calvert Global Alternative Energy Fund

MLFP&S For the Sole Benefit of its Customers Jacksonville, FL	5.60% of Class A
American Enterprise Investment Services For the Benefit of #890000611 Minneapolis, MN	17.42% of Class A

MLFP&S For the Sole Benefit of its Customers Jacksonville, FL	21.48% of Class C
Charles Schwab & Co., Inc. Reinvest Account San Francisco, CA	54.29% of Class I
Calvert Distributors, Inc. Moderate Allocation Fund Bethesda, MD	18.61% of Class I
Calvert Distributors, Inc. Aggressive Allocation Fund Bethesda, MD	14.38% of Class I
RBC Capital Markets Corporation For the Benefit of Edward W. Hazen Foundation New York, NY	9.13% of Class I

Calvert Global Water Fund

Charles Schwab & Co., Inc. Reinvest Account San Francisco, CA	7.20% of Class A
American Enterprise Investment Services For the Benefit of #890000611 Minneapolis, MN	8.03% of Class A
American Enterprise Investment Services For the Benefit of #890000611 Minneapolis, MN	6.05% of Class C
Charles Schwab & Co., Inc. Special Custody Account for the Benefit of the Customers San Francisco, CA	6.34% of Class C

Pershing LLC Jersey City, NJ	6.00% of Class Y
Hilliard Lyons Cust for Wilson Robinson IRA Nashville, TN	5.52% of Class Y
Melissa Fox TOD Account Colorado Springs, CO	9.85% of Class Y
LPL Financial For the Benefit of Customer Accounts San Diego, CA	66.99% of Class Y

Background. Calvert Asset Management Company, Inc. (previously defined as the Advisor or CAMCO) serves as investment advisor to CIF and to the several other registered investment companies in the Calvert Family of Funds. Calvert Distributors, Inc. (“CDI”) serves as the principal underwriter to CIF. Calvert Administrative Services Company (“CASC”) has been retained by CIF to provide certain administrative services necessary to the conduct of its affairs. Calvert Shareholder Services, Inc. (“CSSI”) serves as the shareholder servicing agent for CIF. CAMCO, CDI, CASC and CSSI are located at 4550 Montgomery Avenue, Suite 1000N, Bethesda, Maryland 20814, and are indirectly wholly owned subsidiaries of UNIFI Mutual Holding Company.

CAMCO serves as the investment advisor to the Funds pursuant to an investment advisory agreement between CIF and CAMCO dated March 1, 1999, as amended May 31, 2007 with respect to the Calvert Global Alternative Energy Fund and September 30, 2008 with respect to the Calvert Global Water Fund (the “Advisory Agreement”). The Board of Directors of CIF, including the Directors who are not “interested persons” (“Independent Directors”), as defined under the Investment Company Act of 1940 (“1940 Act”), last approved the continuance of the Advisory Agreement on December 7, 2010.

In turn, KBC Asset Management Limited (“KBC”) was retained to handle the day-to-day management of both Funds’ assets. KBC has served as the subadvisor since each Fund’s inception (May 31, 2007 for the Calvert Global Alternative Energy Fund and September 30, 2008 for the Calvert Global Water Fund). On October 11, 2010, KBC was acquired by RHJ International SA (“RHJ”), from KBC Asset Management NV. RHJ is a limited liability company incorporated under the laws of Belgium. Concurrent with this transaction, KBC is operating as Kleinwort Benson Investors International Ltd (“KBI International Ltd”).

Basis for the Board’s Approval of the Subadvisory Agreement. At a special meeting held via telephone on July 29, 2010, and again at an in-person meeting held on September 14, 2010, the Board of Directors, and by a separate vote, the disinterested Directors, voted to approve a new Investment Subadvisory Agreement (the “New Subadvisory Agreement”) between the Advisor and the Subadvisor with respect to the Funds. Representatives of management informed the Board that, if approved by the Board, the New Subadvisory Agreement would become effective upon the sale of the Subadvisor to RHJ International S.A. Management also discussed with the Board the anticipated impact of the sale on the Subadvisor’s operations and its management of the Funds.

The disinterested Directors were separately represented by independent legal counsel with respect to their consideration of the approval of the New Subadvisory Agreement. Prior to voting, the disinterested Directors reviewed the proposed approval of the New Subadvisory Agreement with management and also met in a private session with their counsel at which no representatives of management were present.

In evaluating the New Subadvisory Agreement, the disinterested Directors took into account information and materials that they received in connection with the Board’s approval of the current Investment Subadvisory Agreement between the Advisor and the Subadvisor (the “Previous Subadvisory Agreement”) during the most recent annual contract review. These materials included information relating to the Subadvisor’s operations, personnel, investment philosophy, strategies and techniques. The materials also included biographical information on the Subadvisor’s portfolio management and other professional staff, performance information for the Subadvisor, and descriptions of the Subadvisor’s investment philosophies, strategies and techniques, organizational and management structures, and brokerage policies and practices. The Board also took into account similar information provided throughout the previous year by the Advisor and the Subadvisor as well as the Board’s familiarity with the Subadvisor’s personnel through Board of Directors’ meetings, discussions and other reports. The Board noted that the portfolio management teams were not expected to change as a result of the approval of the New Subadvisory Agreement and that the teams were expected to continue to manage the Funds as they had in the past using the same investment strategies and criteria.

The Board approved the New Subadvisory Agreement between the Advisor and the Subadvisor with respect to the Funds based on a number of factors relating to the Subadvisor’s ability to perform under the New Subadvisory Agreement. In the course of its deliberations, the Board evaluated on a Fund-by-Fund basis, among other factors: the nature, extent and the quality of the services to be provided by the Subadvisor; the Subadvisor’s management style and long-term performance record; the performance record of each Fund and the Subadvisor’s performance in employing its investment strategies; the Subadvisor’s current level of staffing and its overall resources; the qualifications and experience of the Subadvisor’s personnel; the Subadvisor’s financial condition with respect to its ability to perform the services required under the New Subadvisory Agreement; the Subadvisor’s compliance systems, including those related to personal investing; and any disciplinary history. Based upon its review, the Board concluded that it was satisfied with the nature, extent and quality of services to be provided to each Fund by the Subadvisor under the New Subadvisory Agreement.

In considering the Funds’ performance, the Board noted that it received on a quarterly basis detailed information about each Fund’s performance results, portfolio composition and investment strategies. The Board also took into account information and materials that it had received and considered in connection with the approval of the Previous Subadvisory Agreement during the most recent annual contract review. These materials included, among other information, a comparison of each Fund’s total return with its respective Lipper index and with that of other mutual funds deemed to be in the Funds’ respective peer groups by an independent third party in its report. This data, and the conclusions of the Board with respect to that data, included the following:

▪         With respect to the Calvert Global Alternative Energy Fund, the Fund’s performance was above the median of its peer group for the one-year period ended June 30, 2009. The data also indicated that the Fund outperformed its Lipper index for the same one-year period. The Board also noted the short period of time that the Fund had been in operation. The Board also took into account more recent performance information and management’s discussion of the Fund’s performance. The Board considered that the Advisor would monitor the Fund’s performance. Based on this review, the Board concluded that appropriate action was being taken with respect to the Fund’s performance.

▪         With respect to the Calvert Global Water Fund, the Fund performed below the average of its peer group for the year-to-date period ended August 31, 2009. The data also indicated that the Fund outperformed one of its benchmarks and underperformed the other of its benchmarks for the same period. The Board also took into account more recent performance information and management’s discussion of the Fund’s performance. The Board considered that the Fund had a limited operating history and that the Adviser would monitor the Fund’s performance. Based on this review, the Board concluded that appropriate action was being taken with respect to the Fund’s performance.

▪         In considering the cost of services to be provided by the Subadvisor and the estimated profitability to the Subadvisor of its relationships with the Funds, the Board noted that the proposed subadvisory fees under the New Subadvisory Agreement would be paid by the Advisor out of the advisory fees that the Advisor would receive under the Investment Advisory Agreement between CIF and the Advisor. The Board also noted that the proposed subadvisory fees under the New Subadvisory Agreement were identical to the subadvisory fees under the Previous Subadvisory Agreement. The Board also relied on the fact that the Advisor negotiated the Previous Subadvisory Agreement and the corresponding subadvisory fees at arm’s length. Based upon its review, the Board determined that the proposed subadvisory fees under the New Subadvisory Agreement were reasonable. Because the Advisor would pay the Subadvisor’s subadvisory fees and had negotiated those fees at arm’s length with the Subadvisor, the costs of services to be provided by the Subadvisor and the estimated profitability to the Subadvisor of its relationship with each Fund were not material factors in the Board’s deliberations. For similar reasons, the Board did not consider the potential economies of scale in the Subadvisor’s management of the Funds to be a material factor in its consideration, although the Board noted that the proposed subadvisory fee schedules for each Fund included a breakpoint that would reduce the subadvisory fee rate on assets above specified levels.

▪         In approving the New Subadvisory Agreement with respect to each Fund, the Board, including the disinterested Directors, did not identify any single factor as controlling, and each Director may have attributed different weights to various factors. The Board evaluated all information available to them on a Fund-by-Fund basis and its determinations were made separately with respect to each Fund.

The Board reached the following conclusions regarding the New Subadvisory Agreement with respect to each Fund, among others: (a) the Subadvisor is qualified to manage each Fund’s assets in accordance with the Fund’s investment objectives and policies; (b) the Subadvisor maintains appropriate compliance programs; (c) the Subadvisor is likely to execute its investment strategies consistently over time; (d) appropriate action is being taken with respect to each Fund’s performance; and (e) each Fund’s proposed subadvisory fees are reasonable in relation to those of similar funds and to the services to be provided by the Subadvisor. Based on its conclusions, the Board determined that approval of the New Subadvisory Agreement with respect to each Fund would be in the best interests of the Fund and its shareholders.

Information about the Subadvisor. KBI International Ltd is a corporation organized under the laws of Ireland, and is a wholly-owned subsidiary of Kleinwort Benson Investors Dublin Ltd., which is 100% owned by Kleinwort Benson Group, Ltd., which in turn is 100% owned by RHJ International SA. KBI International Ltd (through its predecessor KBC) registered with the U.S. Securities and Exchange Commission as an investment adviser in 1991. As of October 31, 2010, KBI International Ltd had approximately $6 billion in assets under management.

KBI International Ltd currently does not provide investment advisory services to any other mutual funds with investment objectives similar to that of the Funds.

Information is provided below identifying each member of the team who is employed by or associated with KBI International Ltd and primarily responsible for the day-to-day management of each Fund (each a “Portfolio Manager”). The Statement of Additional Information for the Funds dated January 31, 2010 provides additional information about each Portfolio Manager’s management of other accounts, compensation, and ownership of securities in each Fund. Both Funds will continue to be managed by their existing portfolio management team.

Calvert Global Alternative Energy Fund

Name of Portfolio Manager	Title	Length of Service with Sub-Advisory Firm (or its predecessor)	Business Experience During Last 5 Years	Role on Management Team
Jens Peers	Head of Eco Funds	Since 2001	Lead Manager, Financial Analyst, KBI International Ltd	Portfolio Manager
Treasa Ni Chonghaile	Portfolio Manager	Since 1999	Equity Portfolio Management, KBI International Ltd; Performance & Risk Analyst, KBI International Ltd	Portfolio Manager
Colm O’Connor	Portfolio Manager	Since 2003

Equity Portfolio Management, KBI International Ltd (Jan. 2009-present); Equity Analyst, Environmental Strategies, KBI International Ltd (2006-2009); Alternative Investments Analyst, KBI International Ltd (2005-2006)

Portfolio Manager

Calvert Global Water Fund

Name of Portfolio Manager	Title	Length of Service with Sub-Advisory Firm (or predecessor firm)	Business Experience During Last 5 Years	Role on Management Team
Jens Peers	Head of Eco Funds	Since 2001	Lead Manager, Financial Analyst, KBI International Ltd	Portfolio Manager
Craig Bonthron	Investment Analyst	Since 2008	Portfolio Manager, Environmental Strategies, KBI International Ltd (2008-present); Financial Analyst, Alliance Trust Plc. (2004-2008)	Portfolio Manager

KBI International Ltd’s principal business address is Joshua Dawson House, Dawson Street, Dublin 2, Ireland. Its principal executive officers are as follows:

Name and Title	Principal Occupation
Sean Hawkshaw	Director & Chief Executive Officer
Noel O’Halloran	Director & Chief Investment Officer
Geoff Blake	Director & Head of Business Development
Gerard Solan	Director, Chief Operating Officer & Chief Financial Officer
Heinrich Linz	Director
Anna-Lena Wetzel	Director
Adrian Missen	Senior Vice President, Business Development

Investment Subadvisory Agreement. The terms of the New Subadvisory Agreement between CAMCO and KBI International Ltd with respect to both Funds are identical in all respects to the terms of the Previous Subadvisory Agreement with KBC, except that the commencement date of the New Subadvisory Agreement is October 10, 2010. The general terms of the subadvisory agreement between CAMCO and KBI International Ltd include:

•       The services to be provided to CIF – Investment advisory services (manage Fund assets and execute portfolio transactions); reports to CIF; reports and other communications to shareholders; assistance with the valuation of Fund assets; and periodic consultations with portfolio managers.

•       General obligations of KBI International Ltd – Manage the Funds in accordance with the respective Fund guidelines and restrictions, under the direction of CAMCO and the Board.

•       Expenses of the Fund – KBI International Ltd will pay all salaries and expenses it incurs in connection with performance of its obligations under the subadvisory agreement, except for the cost of securities and other investments and any brokerage commissions.

•       Liability issues – KBI International Ltd is liable for any breach of its obligations and duties under the subadvisory agreement and is required to indemnify CAMCO and the respective Fund for losses resulting from its willful misfeasance, bad faith, or gross negligence in the performance of its duties on behalf of the respective Fund or from reckless disregard of its duties. KBI International Ltd shall not be liable for any direct or consequential loss, claim, damage, expense or liability suffered by CAMCO or the respective Fund caused by an event or events or circumstances beyond KBI International Ltd’s reasonable control which delays, interrupts or prevents the performance by KBI International Ltd of its obligations under the subadvisory agreement.

•       Continuation of the Agreement – The Advisory Agreement provides for automatic termination unless its continuance is approved at least annually by (i) either the Board or a majority of the outstanding shares of CIF and (ii) the Independent Directors. The Advisory Agreement terminates automatically upon its assignment and is terminable at any time, without penalty, by the Board, CAMCO, or the holders of a majority of the outstanding shares of CIF, upon 60 days’ prior written notice. Currently, the Advisory Agreement will continue until January 1, 2011 unless terminated earlier, and provided that it may be continued annually thereafter.

•       Compensation – Pursuant to the advisory agreement between CIF and CAMCO, each Fund will pay CAMCO an annual fee, computed daily and payable monthly in arrears, equal to 1.00% of the average daily net assets of the Fund (“Fund Assets”). Pursuant to the subadvisory agreement between CAMCO and KBI International Ltd, CAMCO pays KBI International Ltd an annual fee, computed daily and payable monthly in arrears, equal to 0.60% of the Global Alternative Energy Fund’s average daily net assets it manages up to and including $150 million and 0.50% of such average daily net assets in excess of $150 million. KBI International Ltd has agreed to waive 10 basis points in fees until the Fund reaches $100 million in assets or until two years from commencement of operations, whichever occurs first; and 0.60% of the Calvert Global Water Fund’s average daily net assets it manages up to and including $150 million, and 0.50% of such average daily net assets in excess of $150 million.

For the fiscal year ended September 30, 2010, KBC received $1,220,951.21 and $129,256.14 in sub-advisory fees from CAMCO for the management of the Calvert Global Alternative Energy Fund and the Calvert Global Water Fund, respectively.

Shareholder Reports. Copies of the Annual Report and the most recent semi-annual report succeeding the annual report may be obtained without charge by writing to CIF at 4550 Montgomery Avenue, Suite 1000N, Bethesda, Maryland 20814 or by calling 800-368-2745.

Delivery of Documents to Shareholders Sharing an Address. Only one Information Statement is being delivered to multiple shareholders sharing an address unless CIF has received contrary instructions. Upon written or oral request, a separate copy of this Information Statement will be delivered to shareholders at a shared address, to which a single copy of the document was delivered. If you wish to receive a separate Information Statement, or wish to request a single copy of Information Statements in the future (if you are receiving multiple copies), contact CIF as directed under “Shareholder Reports” above.